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                                                                      EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT


The Board of Directors
AmSouth Bancorporation:


We consent to the incorporation by reference of our report dated November 1, 1993, with respect to the consolidated balance sheets of Fortune Bancorp, Inc. and subsidiaries as of September 30, 1993 and 1992, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1993, which report is incorporated by reference in the Form 8-K/A of AmSouth Bancorporation dated June 23, 1994. Our report refers to a change in the method of accounting for certain investments in debt and equity securities, as of September 30, 1993.



/s/ KPMG Peat Marwick


Tampa, Florida
August 11, 1994